Exhibit 3.1.38

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

GREYSTONE BUSINESS GROUP, LLC

(a Delaware Limited Liability Company)

Greystone Business Group, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “LLC”), does hereby certify as follows:

A. The name of the LLC is Greystone Business Group, LLC.

B. The Certificate of Formation of the LLC was filed with the office of the Secretary of State of the State of Delaware on January 15, 2002.

C. Pursuant to Section 18-208, the Certificate of Formation of the LLC is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the LLC is Greystone Business Group, LLC.

SECOND: The address of its registered office in the State of Delaware is 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle. The name of its registered agent at that address is: NCO Funding, Inc.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Formation of Greystone Business Group, LLC is duly signed this 28th day of April, 2008.

GREYSTONE BUSINESS GROUP, LLC

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary